Pricing Supplement No Euro D207      Dated 6/16/97            Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                  File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 5 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:   5,000,000,000.00 PTE
Issue Price:     99.65%
Proceeds to Company on original issuance:   4,982,500,000 PTE
Commission or Discount on original issuance:  17,500,000 PTE
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:    6/18/97
Stated Maturity:     6/18/2002
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:  $1,000,000 PTE
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:   June 18 and December 18, commencing December 18, 1997
      Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate  |X| Floating Rate  | | Indexed Rate
                                                                (See Attached)
Interest Rate (Fixed Rate Notes): SEE ATTACHED
Initial Interest Rate (Floating Rate Notes):    5.935%
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    |X| Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          | | Actual over 360   |X| Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  On interest payment dates.
Rate Determination Dates: See attached.
     (If other than as set forth in the Prospectus Supplement)
Index Maturity:	Six months
Spread (+/-):  30 Basis points
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:   N/A
Minimum Interest Rate:   N/A
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call:
        Bond Yield to Maturity:
Listed on Luxembourg Stock Exchange:  |X| Yes     | | No
Common Code:  7663439
ISIN:  XS0076634392
Cusip:	99308E9F9